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                                                                    Exhibit 11.1


           HOME HEALTH CORPORATION OF AMERICA, INC. AND SUBSIDIARIES

          Computation of Primary and Fully diluted Earnings Per Share for the three and nine months ended March 31, 1997

                  The following calculation is submitted in accordance with the Securities Act of 1934:
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

                                                 Three months ended                             Nine months ended
                                                   March 31, 1997                                March 31, 1997
                                           ----------------------------------           -----------------------------------
                                             Primary         Fully diluted                 Primary          Fully diluted
                                           -----------    -------------------           ------------     ------------------
                                                              (amounts in thousands, except per share data)
Net income...........................         $1,567                 $1,567                 $3,613                 $3,613
Dividends on preferred stock.........              -                      -                     (6)                     -
Interest and dividends on
   converted securities, net of tax..              -                      -                      -                     79
                                           -----------    -------------------           ------------     ------------------
Net income available to common
   stockholders......................         $1,567                 $1,567                 $3,607                 $3,692
                                           ===========    ===================           ============     ===================

Weighted average number of maximum
   shares outstanding during
   period............................          8,678                  8,678                  8,359                  8,378
Weighted average number of maximum
   shares subject to exercise under
   outstanding stock options and
   warrants, net of treasury shares
   assumed repurchased...............            148                    151                    148                    155
Shares assumed issued in
   connection with conversion of
   converted securities, as of the
   beginning of period...............              -                      -                      -                    201
                                           -----------    -------------------           ------------     ------------------
Weighted average number of common
   and common equivalent shares
   outstanding.......................          8,826                  8,829                  8,507                  8,734
                                           ===========    ===================           ============     ==================
Net income per share.................          $0.18                  $0.18                  $0.42                  $0.42
                                           ===========    ===================           ============     ==================
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